Exhibit 2.1

                            Stock Purchase Agreement

                                       by

            U. S. Laboratories Inc., a Delaware corporation ("Buyer")

          BTC Laboratories, Inc., a California corporation ("Company")

                                       And
       Don L. Bleak and Victoria Y Bleak, Trustees of the Don L. Bleak and
                  Victoria L. Bleak Trust, dated June 24, 1988
                     and F. L. Franklin (the "Shareholders")

                                      dated
                                 January 3, 2000

                                Table of Contents


1.   PURCHASE AND SALE OF SHARES............................................1

2.   PURCHASE PRICE -PAYMENT................................................1
     2.1          Purchase Price............................................1
     2.2          Payment of Purchase Price.................................1

3.   JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF
     COMPANY AND SHAREHOLDERS...............................................2
     3.1          Corporate.................................................2
     3.2          Shareholders..............................................3
     3.3          No Violation..............................................4
     3.4          Financial Statements......................................4
     3.5          Tax Matters...............................................5
     3.6          Accounts Receivable.......................................6
     3.7          Absence of Certain Changes................................6
     3.8          Absence of Undisclosed Liabilities........................7
     3.9          No Litigation.............................................7
     3.10         Compliance With Laws and Orders...........................8
     3.11         Title to and Condition of Properties......................9
     3.12         Insurance.................................................10
     3.13         Contracts and Commitments.................................11
     3.14         Labor Matters.............................................12
     3.15         Employee Benefit Plans....................................13
     3.16         Employment Compensation...................................16
     3.17         Trade Rights..............................................17
     3.18         Major Customers and Suppliers.............................17
     3.19         Bank Accounts.............................................18
     3.20         Affiliates'Relationships to Company.......................18
     3.21         No Brokers or Finders.....................................18
     3.22         Disclosure................................................18
     3.23         Investment Intent.........................................19

4.   REPRESENTATIONS AND WARRANTIES OF BUYER................................19
     4.1          Corporate.................................................19
     4.2          Authority.................................................19
     4.3          No Brokers or Finders.....................................19
     4.4          Disclosure................................................19
     4.5          No Adverse Change.........................................20
     4.6          No Litigation.............................................20
     4.7          Investment Intent.........................................20

5.   COVENANTS..............................................................20
     5.1          Employment Agreement......................................20
     5.2          Noncompetition; Confidentiality...........................20
     5.3          General Releases..........................................22
     5.4          Consents..................................................22
     5.5          Other Action..............................................22
     5.6          Disclosure Schedule.......................................22

6.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS............................22
     6.1          Representations and Warranties True.......................22
     6.2          Compliance With Agreement.................................23
     6.3          Absence of Litigation.....................................23
     6.4          Consents and Approvals....................................23
     6.5          Transfer of Assets........................................23
     6.6          Estoppel Certificates.....................................23

7.   CONDITIONS PRECEDENT TO SHAREHOLDERS'OBLIGATIONS.......................23
     7.1          Representations and Warranties True.......................23
     7.2          Compliance With Agreement.................................23
     7.3          Absence of Litigation.....................................24
     7.4          Professional Liability Insurance..........................24
     7.5          Consents and Approvals....................................24

8.   INDEMNIFICATION........................................................24
     8.1          By Shareholders...........................................24
     8.2          By Buyer..................................................25
     8.3          Indemnification of Third-Party Claims.....................25
     8.4          Payment...................................................26
     8.5          Insurance Adjustment......................................26
     8.6          Indemnification for Environmental Matters.................26
     8.7          Limitations on Indemnification............................27

9.   CLOSING................................................................28
     9.1          Documents to be Delivered by Company and Shareholders.....28
     9.2          Documents to be Delivered by Buyer........................29

10.  RESOLUTION OF DISPUTES.................................................29
     10.1         Arbitration...............................................29
     10.2         Arbitrators...............................................30
     10.3         Procedures; No Appeal.....................................30
     10.4         Authority.................................................30
     10.5         Entry of Judgment.........................................30
     10.6         Confidentiality...........................................31
     10.7         Continued Performance.....................................31

11.  MISCELLANEOUS..........................................................31
     11.1         Disclosure Schedule.......................................31

     11.2         Further Assurance.........................................31
     11.3         Disclosures and Announcements.............................31
     11.4         Assignment; Parties in Interest...........................32
     11.5         Law Governing Agreement...................................32
     11.6         Amendment and Modification................................32
     11.7         Notice....................................................32
     11.8         Expenses..................................................34
     11.9         Entire Agreement..........................................34
     11.10        Counterparts..............................................34
     11.11        Headings..................................................34
     11.12        Glossary of Terms.........................................35

                               Disclosure Schedule

Schedule 2.2. (b)     -    Accounts Receivable
Schedule 3.1. (c)     -    Foreign Corporation Qualification
Schedule 3.1. (d)     -    Subsidiaries
Schedule 3.1. (f)     -    Shareholder List
Schedule 3.3          -    Violation, Conflict, Default
Schedule 3.4          -    Financial Statements
Schedule 3.5. (b)     -    Tax Returns (Exceptions to Representations)
Schedule 3.5. (c)     -    Tax Audits
Schedule 3.5. (d)     -    Tax, Other
Schedule 3.6          -    Accounts Receivable (Aged Schedule)
Schedule 3.7          -    Certain Changes
Schedule 3.8          -    Off-Balance Sheet Liabilities
Schedule 3.9          -    Litigation Matters
Schedule 3.10. (a)    -    Non-Compliance with Laws
Schedule 3.10. (b)    -    Licenses and Permits
Schedule 3.10. (c)    -    Environmental Matters (Exceptions to Representations)
Schedule 3.11         -    Liens
Schedule 3.12         -    Insurance
Schedule 3.13. (a)    -    Real Property Leases
Schedule 3.13. (b)    -    Personal Property Leases
Schedule 3.13. (g)    -    Collective Bargaining Agreements
Schedule 3.13. (h)    -    Loan Agreements, etc.
Schedule 3.13. (i)    -    Guarantees
Schedule 3.13. (k)    -    Material Contracts
Schedule 3.14         -    Labor Matters
Schedule 3.15. (a)    -    Employee Plans/Agreements
Schedule 3.16         -    Employment Compensation
Schedule 3.17         -    Trade Rights
Schedule 3.18. (a)    -    Major Customers
Schedule 3.18. (b)    -    Major Suppliers
Schedule 3.19         -    Bank Accounts
Schedule 3.20. (a)    -    Contracts with Affiliates
Schedule 3.20. (b)    -    Affiliate Lease
Schedule 3.20. (c)    -    Obligations of and to Affiliates
Schedule 4.6          -    Buyer Litigation Matters

                            Stock Purchase Agreement


This stock purchase agreement (this "Agreement") dated January 3, 2000, by U. S. Laboratories Inc., a Delaware corporation ("Buyer"), BTC Laboratories, Inc., a California corporation ("Company"), Don L. Bleak and Victoria Y. Bleak, Trustees of the Don L. Bleak and Victoria Y. Bleak Trust, dated June 24, 1988 and F. L. Franklin (individually "Shareholder" and together the "Shareholders"), who agree as follows.

                                    Recitals

A. Company is engaged in the construction inspection and construction materials engineering and testing laboratory services business (the "Business"). Shareholders own all of the issued and outstanding shares (the "Shares") of capital stock of Company.

B. Company's  facilities  consist of approximately  10,000 square feet of office
and  laboratory  space  located  at  2978  Seaborg  Avenue,   Ventura,  CA  (the
"Facilities").

C. Buyer desires to purchase the Shares from Shareholders and Shareholders desire to sell the Shares to Buyer, upon the terms and conditions herein set forth.


                                    Agreement

1.   PURCHASE AND SALE OF SHARES

Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Shareholders will sell to Buyer and Buyer will purchase from Shareholders all of the Shares.

2.   PURCHASE PRICE - PAYMENT

     2.1 Purchase Price.

The purchase price (the "Purchase Price") payable for the Shares is one million two hundred thousand dollars ($1,200,000). All payments of Purchase Price will be made for pro rata distribution among the Shareholders in accordance with their respective shareholdings in the Company.

     2.2 Payment of Purchase Price.

The Purchase Price will be paid by Buyer as follows:

          2.2.(a) Cash to Shareholders. At the Closing, Buyer will deliver to the Shareholders the sum of five hundred thousand dollars ($500,000).

          2.2.(b) Accounts Receivable. Buyer will pay to Shareholders cash equal to the collections of accounts receivable and work in progress shown in the Closing Balance Sheet during the six months immediately following the Closing up to a  maximum  amount  of seven  hundred  thousand  dollars  ($700,000).
     Buyer's  payments  will be made as follows:  (i) an initial  payment of one hundred fifty thousand dollars ($150,000) made three business days following the end of the three-month period after this Agreement's date and
     (ii) the balance will be paid three business days following the end of the six-month period after this Agreement's date. Buyer will issue a promissory note in the form of Exhibit A for payment of Buyer's obligations under this
     Section 2.2.(b). If the collections are less than seven hundred thousand dollars ($700,000), Buyer will offset the Note in the amount of the shortfall and assign Seller the accounts receivable and work in progress that have not been collected from the Closing Balance Sheet.

          2.2.(c) Minimum Net Asset Value. The Purchase Price will be adjusted if the Company's Net Asset Value (defined below) as reflected in the Recent Balance Sheet is less than four hundred seventy three thousand two hundred sixty nine dollars ($473,269). Buyer will reduce the payment in Section 2.2.(b) by one dollar for each dollar that the Net Asset Value as reflected in the Closing Balance Sheet (as defined in section 3.4) is less than four hundred seventy three thousand two hundred sixty nine dollars ($473,269). Net Asset Value means the Company's total assets less total liabilities as reflected in the Closing Balance Sheet.

          2.2.(d) Method of Payment. All payments under this Section 2.2 will be made in the form of certified or bank cashier's check payable to the order of the recipient.

3.   JOINT  AND  SEVERAL   REPRESENTATIONS   AND   WARRANTIES   OF  COMPANY  AND
     SHAREHOLDERS

Company and Shareholders, jointly and severally, make the following representations and warranties to Buyer, each of which is true and correct on this Agreement's date, and is unaffected by any investigation made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedule delivered to Buyer at the time of this Agreement's execution and no later than five (5) business days following this Agreement's execution, and will survive the Closing of the transactions provided for in this Agreement.

     3.1 Corporate.

          3.1.(a) Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

          3.1.(b) Corporate Power. Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and where it is now being conducted.

          3.1.(c) Qualification. Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it, or the nature of its business, makes licensing or qualification necessary. The states in which Company is licensed or qualified to do business are listed in
     Schedule 3.1.(c).

          3.1.(d) Subsidiaries. Company does not own any interest in any corporation, partnership or other entity.

          3.1.(e) Corporate Documents, etc. The copies of the Articles of Incorporation and By-Laws of the Company, including any amendments, which have been delivered by Shareholders to Buyer are true, correct, and complete copies of these instruments as presently in effect. The corporate minute book and stock records of the Company that have been furnished to Buyer for inspection are true, correct, and complete and accurately reflect all material corporate action taken by the Company. The directors and officers of the Company are listed in Schedule 3.1.(e).

          3.1.(f) Capitalization of the Company. The authorized capital stock of the Company consists entirely of 1,000,000 shares of common stock, no par value. No shares of such capital stock are issued or outstanding except for 295,658 shares of common stock of the Company that are owned of record and beneficially by Shareholders in the respective numbers set forth in
     Schedule 3.1.(f). All shares of capital stock of the Company are validly issued, fully paid, and nonassessable. Except as set forth on Schedule 3.1.
     (f), there are no (a) securities convertible into or exchangeable for any of the Company's capital stock or other securities, (b) options, warrants, or other rights to purchase or subscribe to capital stock or other securities of the Company or securities which are convertible into or exchangeable for capital stock or other securities of the Company, or (c) contracts, commitments, agreements, understandings, or arrangements of any kind relating to the issuance, sale, or transfer of any capital stock or other equity securities of the Company, any convertible or exchangeable securities or any options, warrants, or other rights.

     3.2 Shareholders.

          3.2.(a) Power. Each Shareholder has full power, legal right and authority to enter into, execute, and deliver this Agreement and the other agreements, instruments, and documents contemplated hereby (such other documents sometimes referred to herein as "Ancillary Instruments"), and to carry out the transactions contemplated hereby.

          3.2.(b) Authorization. The execution and delivery of this Agreement and the Ancillary Instruments, and full performance under these documents, have been duly authorized by the respective boards of directors, and no other or further corporate act on the part of any Shareholder is necessary.

          3.2.(c) Validity. This Agreement has been duly and validly executed and delivered by each Shareholder and is, and when executed and delivered with each Ancillary Instrument will be, the legal, valid, and binding obligation of Shareholder, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

          3.2.(d)  Title.   Each  Shareholder  has,  and  at  Closing  Buyer  is
     receiving, good and marketable title to the Shares to be sold by Shareholder, free and clear of all Liens (as defined in Section 3.11) including, without limitation, voting trusts or agreements, proxies, marital, or community property interests.

     3.3 No Violation.

Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement or the Ancillary Instruments nor the consummation by Company and Shareholders of the contemplated transactions (a) will violate any statute, law, ordinance, rule, or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan, or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign, or other (collectively, "Government Entities"), (b) will require any authorization, consent, approval, exemption, or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law), or (c) subject to obtaining the consents referred to in Schedule 3.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Company (or the Shares) under, any term or provision of the Articles of Incorporation or By-Laws of Company or of any contract, commitment, understanding, arrangement, agreement, or restriction of any kind or character to which Company or any Shareholder is a party or by which Company or any Shareholder or any of its or their assets or properties may be bound or affected.

     3.4 Financial Statements.

Included as Schedule 3.4 are true and complete copies of the financial statements of Company consisting of (i) balance sheets of Company as of September 30, 1999 (the "Recent Balance Sheet"), 1998 and 1997, and the related statement of income for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been compiled by Dunlap, Blye & Harriger, independent accountants for Company for these years. Company will provide to Buyer its balance sheet as of December 31, 1999 (the "Closing Balance Sheet"), and the related unaudited statement of income for the three months ended December 31, 1999, and for the corresponding period of the prior year (including the notes and schedules contained therein or annexed thereto), which financial statements have also been compiled by Dunlap, Blye & Harriger, no later than February 15, 2000. The Recent Balance Sheet has been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except for the omission of cash flows. All of the financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with the books and records of

Company, and fairly present the assets, liabilities and financial position, and the results of operations of Company as of the dates and for the years and periods indicated. If requested by Buyer, the Closing Balance Sheet shall also be prepared in accordance with generally accepted accounting principles applied on a consistent basis.

     3.5 Tax Matters.

          3.5.(a) Provision For Taxes. The provision made for taxes on the Recent Balance Sheet is sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments, whether or not disputed, at the date of the Recent Balance Sheet and for all prior years and periods. Since the Recent Balance Sheet, Company has not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices of Company.

          3.5.(b) Tax Returns Filed. Except as set forth on Schedule 3.5.(b), all federal, state, foreign, county, local, and other tax returns required to be filed by or on behalf of Company have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. True and complete copies of all tax returns or reports filed by Company for each of its three (3) most recent fiscal years have been delivered to Buyer. Company has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of Company.

          3.5.(c) Tax Audits. The federal and state income tax returns of Company have been audited by the Internal Revenue Service and appropriate state taxing authorities for the periods and to the extent set forth in
     Schedule 3.5.(c), and Company has not received from the Internal Revenue Service or from the tax authorities of any state, county, local, or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by Company. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

          3.5.(d) Other. Except as set forth in Schedule 3.5.(d), since December 31, 1995, Company has not (i) filed any consent or agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement. The Company is not a "United

     States real property holding company" within the meaning of Section 897 of the Code.

     3.6 Accounts Receivable.

Subject to the best knowledge of Company and Shareholders, all accounts receivable of Company as of December 31, 1999, and as incurred in the normal course of business since that date, represent arm's length sales actually made in the ordinary course of business; are collectible in the ordinary course of business without the necessity of commencing legal proceedings; are subject to no counterclaim or setoff; and are not in dispute. Schedule 3.6 contains an aged schedule of accounts receivable as of December 31, 1999.

     3.7 Absence of Certain Changes.

Except as set forth in Schedule 3.7, since the Recent Balance Sheet, there has not been:

          3.7.(a) No Adverse Change. Any adverse change in the financial condition, assets, liabilities, business, prospects, or operations of Company;

          3.7.(b) No Damage. Any loss, damage or destruction, whether covered by insurance or not, affecting Company's business or properties;

          3.7.(c) No Increase in Compensation. Any increase in the compensation, salaries, or wages payable or to become payable to any employee or agent of Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus, or other employee benefit granted, made or accrued;

          3.7.(d) No Labor Disputes. Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of Company.

          3.7.(e) No Commitments. Any commitment or transaction by Company (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

          3.7.(f) No Dividends. Any declaration, setting aside, or payment of any dividend or any other distribution in respect of Company's capital stock; any redemption, purchase, or other acquisition by Company of any capital stock of Company, or any security relating thereto; or any other payment to any shareholder of Company as a shareholder;

          3.7.(g) No Disposition of Property. Any sale, lease, or other transfer or disposition of any properties or assets of Company, except for the sale of inventory items in the ordinary course of business;

          3.7.(h) No Indebtedness. Any indebtedness for borrowed money incurred, assumed, or guaranteed by Company;

          3.7.(i) No Liens. Any mortgage, pledge, lien, or encumbrance made on any of the properties or assets of Company;

          3.7.(j) No Amendment of Contracts. Any entering into, amendment, or termination by Company of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

          3.7.(k) Loans and Advances. Any loan or advance by the Company (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any Affiliate (for purposes of this Agreement, the term "Affiliate" will mean and include all Shareholders, directors and officers of Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market);

          3.7.(l) Credit. Any grant of credit to any customer or distributor on terms or in amounts more favorable than those that have been extended to the customer or distributor in the past, any other change in the terms of any credit extended, or any other change of Company's policies or practices with respect to the granting of credit; or

          3.7.(m) No Unusual Events. Any other event or condition not in the ordinary course of business of Company.

     3.8 Absence of Undisclosed Liabilities.

Except as specifically disclosed in the Recent Balance Sheet, or in Schedule 3.8, Company does not have any liabilities, commitments, or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise) which collectively exceed Five Thousand Dollars ($5,000.00), other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the business, financial condition, or results of operations of Company. Except as described in the Recent Balance Sheet or in Schedule 3.8, neither Company nor any Shareholder has knowledge of any basis for the assertion against Company of any liability and there are no circumstances, conditions, happenings, events, or arrangements, contractual or otherwise, which may give rise to liabilities, except commercial liabilities and obligations incurred in the ordinary course of Company's business and consistent with past practice.

     3.9 No Litigation.

Except as set forth in Schedule 3.9 there is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative ("Litigation") pending or, to the best knowledge of the Company or Shareholders, threatened against Company, its directors (in such capacity), its business or any of its assets, nor does Company or any Shareholder know, or have grounds to know, of any basis for any Litigation. Schedule 3.9 also identifies all Litigation to which Company or any of its directors (in such capacity) have been parties since December 31, 1995. Except as set forth in Schedule 3.9, neither Company nor its business or assets is subject to any Order of any Government Entity.

     3.10 Compliance With Laws and Orders.

          3.10.(a) Compliance. Except as set forth in Schedule 3.10.(a), Company (including each and all of its operations, practices, properties and assets) is in compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws as defined below. Except as set forth in Schedule 3.10.(a), Company has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by Company with any Government Entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing:

               (i) The operation of Company's business as it is now conducted does not, nor does any condition existing at any of the Facilities, in any manner constitute a nuisance or other tortious interference with the rights of any person or persons in a manner that gives rise to or constitutes the grounds for a suit, action, claim, or demand by any person or persons seeking compensation or damages or seeking to restrain, enjoin, or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted.

               (ii) Company has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

               (iii) Company has made available to Buyer copies of all reports of Company for the past five (5) years required under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports have been corrected.

          3.10.(b) Licenses and Permits. Company has all licenses, permits, approvals, authorizations, and consents of all Government Entities and all certification organizations required for the conduct of the business (as presently conducted and as proposed to be conducted) and operation of the Facilities. All licenses, permits, approvals, authorizations, and consents are described in Schedule 3.10.(b), are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Except as set forth in Schedule 3.10. (b) , Company (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

          3.10.(c) Environmental Matters. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases, or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous, or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource
     Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts are collectively referred to as the "Environmental Laws". Without limiting the generality of the foregoing provisions of this Section 3.10, Company is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice, or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in
     Schedule 3.10.(c), there is no Litigation nor any demand, claim, hearing, or notice of violation pending or threatened against Company relating in any way to the Environmental Laws or any Order issued, entered, promulgated, or approved thereunder. Except as set forth in Schedule 3.10.
     (c), there are no past or present (or, to the best of Company's and the Shareholders' knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions, or plans that may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or that may give rise to any liability, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

     3.11 Title to and Condition of Properties.

          3.11.(a) Marketable Title. Company has good and marketable title to all of Company's assets, business and properties, including, without limitation, all such properties (tangible and intangible) reflected in the Recent Balance Sheet, except for inventory disposed of in the ordinary course of business since the date of the Recent Balance Sheet, free and clear of all mortgages, liens, (statutory or otherwise) security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except those described in Schedule 3.11.(a). Except as set forth in Schedule 3.11.(a), none of Company's assets, business, or properties are subject to any restrictions with respect to transferability; and the Company's title will not be affected in any way by the transactions contemplated under this Agreement.

          3.11.(b) Condition. All property and assets owned or utilized by Company are in good operating condition and repair, free from any defects (except minor defects that do not interfere with their use in the conduct of the normal operations of Company), have been maintained consistent with the standards generally followed in the industry and as of the Closing, are sufficient to carry on the business of Company as conducted during the preceding twelve (12) months. All buildings, plants, and other structures owned or otherwise utilized by Company are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

     3.12 Insurance.

Set forth in Schedule 3.12 is a complete and accurate list of all policies of fire, liability, professional liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of Company, true and correct copies of which have been made available to Buyer. Schedule 3.12 includes, without limitation, the carrier, the description of coverage, the date of expiration and any pending claims in excess of $1,000. All these policies are valid, outstanding, and enforceable policies, and provide insurance coverage for the properties, assets and operations of Company; and no policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to this Agreement's date. No notice of cancellation or termination has been received with respect to any policy, and neither Company nor any Shareholder has knowledge of any act or omission of Company that may result in cancellation of any policy prior to its scheduled expiration date. Company has not been refused insurance with respect to any aspect of the operations of the business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. Company has duly and timely made all claims it has been entitled to make under each policy of insurance. There is no claim by Company pending under any of these policies as to which coverage has been questioned, denied, or disputed by the underwriters of these policies, and neither Company nor any of the Shareholders knows of any basis for denial of any claim under any policy. Company has not received any written notice from or on behalf of any insurance carrier issuing any policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. The policies are sufficient in all material respects for compliance by Company with all requirements of law and with the requirements of all material contracts to which Company is a party.

     3.13 Contracts and Commitments.

          3.13.(a) Real Property Leases.  Except as set forth in Schedule 3.13.
     (a), Company has no leases of real property.

          3.13.(b) Personal  Property  Leases.  Except as set forth in Schedule
     3.13.(b),  Company  has  no  leases  of  personal  property   involving
     consideration or other expenditure in excess of ten thousand dollars ($10,000).

          3.13.(c) Purchase Commitments. Company has no purchase commitments for supplies that, together with amounts on hand, constitute in excess of three (3) months normal usage, or which are at an excessive price.

          3.13.(d) Sales Commitments. Except as disclosed in Schedule 3.13.(d), Company has no service contracts or commitments to customers that aggregate in excess of twenty-five thousand dollars ($25,000) to any one customer (or group of affiliated customers or distributors). Except as disclosed in
     Schedule 3.13.(d), Company has no service contracts or commitments except those made in the ordinary course of business, at arm's length, and no such contracts or commitments are for a sales price that would result in a loss to the Company.

          3.13.(e) Contracts With Affiliates and Certain Others. Company has no agreement, understanding, contract or commitment (written or oral) with any Affiliate or any employee, agent, consultant, distributor, dealer or franchisee that is not cancelable by Company on notice of not longer than thirty (30) days without liability, penalty or premium of any nature or kind whatsoever.

          3.13.(f) Powers of Attorney. The Company has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose.

          3.13.(g)  Collective  Bargaining  Agreements.  Except  as set forth in
     Schedule 3.13.(g), Company is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups. Copies of all these agreements have been delivered to Buyer.

          3.13.(h) Loan Agreements. Except as set forth in Schedule 3.13.(h), Company is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

          3.13.(i) Guarantees. Except as disclosed on Schedule 3.13.(i), Company has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

          3.13.(j) Restrictive Agreements. Company is not a party to nor is it bound by any agreement requiring Company to assign any interest in any trade secret or proprietary information, or prohibiting or restricting Company from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

          3.13.(k) Other Material Contracts. Company has no lease, contract, or commitment of any nature involving consideration or other expenditure in excess of ten thousand dollars ($10,000) or which is otherwise individually material to the operations of Company, except as explicitly described in
     Schedule 3.13.(k) or in any other Schedule.

          3.13.(l) No Default. Company is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Company's obligations or result in the creation of any Lien on any of the assets owned, used or occupied by Company. No third party is in default under any lease, contract or commitment to which Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

     3.14 Labor Matters.

Except as set forth in Schedule 3.14, within the last five years Company has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. Except as set forth in Schedule 3.14, (a) Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice;
(b) there is no unfair labor practice charge or complaint against Company pending or threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting Company nor any secondary boycott with respect to products of Company;
(d) no question concerning representation has been raised or is threatened respecting the employees of Company; (e) no grievance which might have a material adverse effect on Company, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or to the best knowledge of the Company and Shareholders, threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

     3.15 Employee Benefit Plans.

          3.15.(a) Disclosure. Schedule 3.15.(a) sets forth all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization  and  other  similar  fringe  or  employee  benefit  plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons ("Company Employees") employed by Company. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement." True and correct copies of all the Employee
     Plans/Agreements, including all amendments thereto, have heretofore been provided to Buyer. Each of the Employee Plans/Agreements is identified on
     Schedule 3.15.(a), to the extent applicable, as one or more of the following: an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), a "defined benefit plan" (as defined in Section 414 of the
     Code), an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and/or as a plan intended to be qualified under Section 401 of the Code. No Employee Plan/Agreement is a "multiemployer plan" (as defined in
     Section 4001 of ERISA), and Company has never contributed nor been obligated to contribute to any such multiemployer plan.

          3.15.(b) Terminations, Proceedings, Penalties, etc. With respect to each employee benefit plan (including, without limitation, the Employee Plans/Agreements) that is subject to the provisions of Title IV of ERISA and with respect to which the Company or any of its assets may, directly or indirectly, be subject to any Liability, contingent or otherwise, or the imposition of any Lien (whether by reason of the complete or partial termination of any such plan, the funded status of any such plan, any "complete withdrawal" (as defined in Section 4203 of ERISA) or "partial withdrawal" (as defined in Section 4205 of ERISA) by any person from any such plan, or otherwise):

               (i) no such plan has been terminated so as to subject, directly or indirectly, any assets of Company to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

               (ii) no proceeding has been initiated or threatened by any person (including the Pension Benefit Guaranty Corporation ("PBGC")) to terminate any such plan;

               (iii) no condition or event currently exists or currently is expected to occur that could subject, directly or indirectly, any assets of Company to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA, whether to the PBGC or to any other person or otherwise on account of the termination of any such plan;

               (iv) if any such plan were to be terminated as of the Closing Date, no assets of Company would be subject, directly or indirectly, to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

               (v) no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any such plan;

               (vi) no such plan which is  subject  to  Section  302 of ERISA or
          Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived; and

               (vii) no such plan is a multiemployer plan or a plan described in
          Section 4064 of ERISA.

          3.15.(c) Prohibited Transactions, etc. There have been no "prohibited transactions" within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred in connection with which the Company or any of its assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan/Agreement, or under any agreement, instrument, Law or Order pursuant to or under which Company has agreed to indemnify or is required to indemnify any person against liability incurred under any such Law or Order.

          3.15.(d) Full Funding. The funds available under each Employee Plan/Agreement which is intended to be a funded plan exceed the amounts required to be paid, or which would be required to be paid if such Employee Plan/Agreement were terminated, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by Company's actuaries in connection with the funding of such Employee Plan/Agreement).

          3.15.(e) Controlled Group; Affiliated Service Group; Leased Employees. Company is not and never has been a member of a controlled group of corporations as defined in Section 414(b) of the Code or in common control with any unincorporated trade or business as determined under Section 414(c) of the Code. Company is not and never has been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. There are not and never have been any leased employees within the meaning of Section 414(n) of the Code who perform services for Company, and no individuals are expected to become leased employees with the passage of time.

          3.15.(f) Payments and Compliance. With respect to each Employee Plan/Agreement, (i) all payments due from Company to date have been made and all amounts properly accrued to date as liabilities of Company which have not been paid have been properly recorded on the books of Company and are reflected in the Recent Balance Sheet; (ii) Company has complied with, and each such Employee Plan/Agreement conforms in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code, in all respects and all reports and information relating to such Employee Plan/Agreement required to be filed with any governmental entity have been timely filed; (iii) all reports and information relating to each such Employee Plan/Agreement required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided;
     (iv) each such Employee  Plan/Agreement  which is intended to qualify under
     Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption;
     (iv) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to such Employee Plan/Agreement or against the assets of such Employee Plan/Agreement; and
     (v)  no  Employee  Plan/Agreement  is  a  plan  which  is  established  and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

          3.15.(g) Post-Retirement Benefits. No Employee Plan/Agreement provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to current or former Company employees beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death or retirement benefits under any Employee Plan/Agreement that is an employee pension benefit plan, (iii) deferred compensation benefits accrued as liabilities on the books of Company (including the Recent Balance Sheet), (iv) disability benefits under any Employee Plan/ Agreement that is an employee welfare benefit plan and which have been fully provided for by insurance or otherwise or (v) benefits in the nature of severance pay.

          3.15.(h) No Triggering of Obligations. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

          3.15.(i) Delivery of Documents. There has been made available to Buyer, with respect to each Employee Plan/Agreement:

               (i) a copy of the annual report, if required under ERISA, with respect to each such Employee Plan/Agreement for the last two years;

               (ii) a copy of the summary plan description, together with each summary of material modifications, required under ERISA with respect to such Employee Plan/Agreement, all material employee communications relating to such Employee Plan/Agreement, and, unless the Employee Plan/Agreement is embodied entirely in an insurance policy to which Company is a party, a true and complete copy of such Employee Plan/Agreement;

               (iii) if the Employee Plan/Agreement is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof; and

               (iv) the most recent determination letter received from the Internal Revenue Service with respect to each Employee Plan/Agreement that is intended to be a "qualified plan" under Section 401 of the Code.

     With respect to each Employee Plan/Agreement for which an annual report has been filed and made available to Buyer pursuant to clause (i) of this
     Section 3.15. (i) , no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

          3.15.(j) Future Commitments. Company has no announced plan or legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plan/Agreement.

     3.16 Employment Compensation.

Schedule 3.16 contains a true and correct list of all employees to whom Company is paying compensation, including bonuses and incentives, at an annual rate in excess of twelve thousand Dollars ($12,000) for services rendered or otherwise; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range.

     3.17 Trade Rights.

Schedule 3.17 lists all Trade Rights (as defined below) in which Company now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Company, and also indicating which of such Trade Rights are registered. All Trade Rights shown as registered in
Schedule 3.17 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the business of Company, as such is currently being conducted or proposed to be conducted, Company does not require any Trade Rights that it does not already have. Company is not infringing and has not infringed any Trade Rights of another in the operation of the business of Company, nor is any other person infringing the Trade Rights of Company. Company has not granted any license or made any assignment of any Trade Right listed on Schedule 3.17, nor does Company pay any royalties or other consideration for the right to use any Trade Rights of others. There is no Litigation pending or threatened to challenge Company's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of Company. All Trade Rights of Company are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Company. The consummation of the transactions contemplated hereby will not alter or impair any Trade Rights owned or used by Company. As used herein, the term "Trade Rights" will mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all claims for infringement or breach of any of the foregoing.

     3.18 Major Customers and Suppliers.

          3.18.(a) Major Customers. Schedule 3.18.(a) contains a list of the ten
     (10) largest customers of Company for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Neither Company nor any Shareholder has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed on Schedule 3.18.(a) will not continue to be customers of the business of Company after the Closing.

          3.18.(b) Major Suppliers. Schedule 3.18.(b) contains a list of the five (5) largest suppliers to Company for each of the two (2) most recent fiscal years

     (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. Neither Company nor any Shareholder has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers listed on Schedule 3.18.(b) will not continue to be suppliers to the business of Company after the Closing and will not continue to supply the business with substantially the same quantity and quality of goods at competitive prices.

     3.19 Bank Accounts.

Schedule 3.19 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

     3.20 Affiliates' Relationships to Company.

          3.20.(a) Contracts With Affiliates. All leases, contracts, agreements or other arrangements between Company and any Affiliate are described on
     Schedule 3.20.(a).

          3.20.(b) No Adverse Interests. Except as described in Schedule 3.20.(b), no Affiliate has any direct or indirect interest in (i) any entity which does business with Company or is competitive with Company's business, or (ii) any property, asset or right which is used by Company in the conduct of its business.

          3.20.(c) Obligations. All obligations of any Affiliate to Company, and all obligations of Company to any Affiliate, are listed on Schedule 3.20.(c).

     3.21 No Brokers or Finders.

Neither Company nor any of its directors, officers, employees, Shareholders or agents have retained, employed or used any broker or finder in connection with this transaction or in connection with its negotiation except Venture Management, Inc.

     3.22 Disclosure.

No representation or warranty by Company and/or the Shareholders in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Company or Shareholders pursuant to this Agreement or in connection with transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of Company and/or Shareholders will be deemed representations and warranties by the Company and the Shareholders.

     3.23 Investment Intent.

The Notes are being acquired by Shareholders for investment only and not with the view to resale or other distribution.

4.   REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to the Shareholders, each of which is true and correct on this Agreement's date, and will be unaffected by any investigation made by Shareholders or any notice to Shareholders, and will survive the Closing of the transactions provided for herein.

     4.1 Corporate.

     4.1.(a) Organization. Buyer is a corporation duly organized, validly existing and an active corporation under the laws of the State of Delaware.

     4.1.(b) Corporate Power. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

     4.2 Authority.

The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

     4.3 No Brokers or Finders.

Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with its negotiation.

     4.4 Disclosure.

No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit a material fact necessary to make the statements contained therein not misleading.

     4.5 No Adverse Change.

There has not been any adverse change in the financial condition, assets, liabilities, business, prospects, or operations of Buyer since its most form 10-QSB as filed with the Securities and Exchange Commission.

     4.6  No Litigation.

Except as set forth in Schedule 4.6 there is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative ("Litigation") pending or, to the best knowledge of Buyer, threatened against Buyer, its directors (in such capacity), its business or any of its assets, nor does Buyer know, or have grounds to know, of any basis for any Litigation.
Schedule 4.6 also identifies all Litigation to which Buyer has been a party since December 31, 1995. Except as set forth in Schedule 4.6, neither Buyer nor its business or assets is subject to any Order of any Government Entity.

     4.7  Investment Intent.

The Shares are being acquired by Buyer for investment only and not with the view to resale or other distribution.

5.   COVENANTS

     5.1  Employment Agreement.

At the Closing, Shareholders will cause to be delivered to Company an employment agreement, substantially in the form of Exhibit B hereto, duly executed by F. L. Franklin and Buyer will cause Company to execute this employment agreement.

     5.2  Noncompetition; Confidentiality.

Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of Company being acquired pursuant to this Agreement, and in addition to and not in limitation of any covenants contained in any agreement executed and delivered pursuant to Section 5.1 hereof, each Shareholder hereby covenants as follows:

          5.2.(a) Covenant Not to Compete. For a period of five (5) years from the Closing, no Shareholder will directly or indirectly:

               (i) engage in, continue in or carry on any business which competes with the Business or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

               (ii) consult  with,  advise or assist in any way,  whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of Company or Buyer in any aspect with respect to the Business, including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm's length basis with any such competitor;

               (iii) offer employment to an employee of Company, without the prior written consent of Buyer; or

               (iv) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects the Business;

          provided, however, that the foregoing will not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which will not exceed 5% of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete will extend throughout the state of California. The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the business of the Company. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete will be construed so that the remaining provisions will not be affected, but will remain in full force and effect, and any such over broad provisions will be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

          5.2.(b) Covenant of Confidentiality. No Shareholder will at any time for five (5) years subsequent to the Closing, except as explicitly requested by Buyer, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning Company. For purposes hereof, "confidential information" will mean and include, without limitation, all Trade Rights in which Company has an interest, all customer lists and customer information, and all other information concerning Company's processes, apparatus, equipment, packaging, products, marketing and distribution methods, not previously disclosed to the public directly by Company.

          5.2.(c) Equitable Relief for Violations. The provisions and restrictions contained in this Section 5.2 are necessary to protect the legitimate continuing interests of Buyer in acquiring the Shares, and that any violation or breach of these provisions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer will be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 5.2.

     5.3 General Releases.

At the Closing, each Shareholder will deliver general releases to Buyer, in form and substance satisfactory to Buyer and its counsel, releasing Company and the directors, officers, agents and employees of Company from all claims to the Closing, except (i) as may be described in written contracts disclosed in the Disclosure Schedule and expressly described and excepted from such releases, and
(ii) in the case of persons who are employees of the Company, compensation for current periods expressly described and excepted from such releases. These releases will also contain waivers of any right of contribution or other recourse against Company with respect to representations, warranties or covenants made herein by Company.

     5.4 Consents.

Company and Shareholders will use commercially reasonable efforts to obtain all consents necessary for the consummation of the transactions contemplated hereby.

     5.5 Other Action.

Company and Shareholders will use commercially reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

     5.6 Disclosure Schedule.

Shareholders and Company will have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, but no such disclosure will cure any breach of any representation or warranty which is inaccurate.

6.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

Each and every obligation of Buyer to be performed on the Closing will be subject to the satisfaction prior to or at the Closing of each of the following conditions:

     6.1 Representations and Warranties True.

Each of the representations and warranties made by Shareholders and Company in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by Shareholders or Company pursuant to this Agreement, are true and correct in all material respects.

     6.2 Compliance With Agreement.

Shareholders and Company will have in all material respects performed and complied with all of their agreements and obligations under this Agreement that are to be performed or complied with by them prior to or on the Closing, including the delivery of the closing documents specified in Section 9.1.

     6.3 Absence of Litigation.

No Litigation will have been commenced or threatened, and no investigation by any Government Entity will have been commenced, against Buyer, Company or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

     6.4 Consents and Approvals.

All  approvals,   consents,   and  waivers  that  are  required  to  effect  the
transactions   contemplated  hereby  will  have  been  received,   and  executed
counterparts will be delivered to Buyer at the Closing.

     6.5 Transfer of Assets.

All assets shown on BTC Associates balance sheet of September 30, 1999 as described in Schedule 6.5 will have been transferred to Company and combined into the Closing Balance Sheet. This transfer will be evidenced by an Assignment executed by the partners of BTC Associates, substantially in the form of Exhibit C.

     6.6 Estoppel Certificates.

Company will deliver to Buyer on the Closing an estoppel certificate or status letter from the landlord under each lease of Real Property, which estoppel certificate or status letter will certify (i) the lease is valid and in full force and effect; (ii) the amounts payable by Company under the lease and the date to which the same have been paid; (iii) whether there are, to the knowledge of the landlord, any defaults thereunder, and, if so, specifying the nature thereof; and (iv) a statement that the transactions contemplated by this Agreement will not constitute a default under the lease.

7.   CONDITIONS PRECEDENT TO SHAREHOLDERS' OBLIGATIONS

Each and every obligation of Shareholders to be performed on the Closing will be subject to the satisfaction at the Closing of the following conditions:

     7.1 Representations and Warranties True.

Each of the representations and warranties made by Buyer in this Agreement are true and correct in all material respects.

     7.2  Compliance With Agreement.

Buyer will have in all material respects performed and complied with all of Buyer's agreements and obligations under this Agreement that are to be performed or complied with by Buyer prior to or on the Closing, including the delivery of the closing documents specified in Section 9.2.

     7.3  Absence of Litigation.

No Litigation will have been commenced or threatened, and no investigation by any Government Entity will have been commenced, against Buyer, Company or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

     7.4 Professional Liability Insurance.

Buyer will obtain professional liability insurance that will retroactively provide tail coverage for occurrences from January 4, 1997 up to the Closing. The form of the policy and the carrier shall be reasonably acceptable to the Shareholders. Until the new policy is in place, Buyer will maintain Company's current policy or provide equivalent coverage.

     7.5 Consents and Approvals.

All  approvals,   consents,   and  waivers  that  are  required  to  effect  the
transactions   contemplated  hereby  will  have  been  received,   and  executed
counterparts will be delivered to Shareholders at the Closing.

8.   INDEMNIFICATION

     8.1 By Shareholders.

Subject to the terms and conditions of this Section 8, each Shareholder, jointly and severally, will indemnify, defend and hold harmless Buyer, its directors, officers, employees and controlled and controlling persons (hereinafter "Buyer's Affiliates") and the Company from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's Affiliates or the Company, directly or indirectly, by reason of, arising out of or resulting from
(a) the inaccuracy or breach of any representation or warranty of any Shareholder or Company contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material" for purpose of Section 6.1), or (b) the breach of any covenant of any Shareholder or the Company contained in this Agreement. Regardless of the foregoing, however, breaches of representations and warranties contained in Section 3.2 will be subject only to several indemnification by the respective Shareholders who will have made and breached these representations and warranties. As used in this Section 8, the term "Claim" includes (i) all debts, liabilities and obligations; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

     8.2 By Buyer.

Subject to the terms and conditions of this Section 8, Buyer will indemnify, defend and hold harmless each Shareholder from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made under this Agreement (regardless of whether the breach is deemed "material" for purposes of Section 7.1), (b) the breach of any covenant of Buyer contained in this Agreement, or
(c) the operations of Company after the Closing. If F. L. Franklin is responsible for the Claim in (c) above, then he may not enforce his rights under this section 8.2.

     8.3 Indemnification of Third-Party Claims.

The  obligations  and liabilities of any party to indemnify any other under this
Section 8 with respect to Claims relating to third parties is subject to the following terms and conditions:

          8.3.(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") written notice of any Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. Failure to give this notice will not affect the Indemnifying Party's duty or obligations under this Section 8, unless the Indemnifying Party is prejudiced by this failure. While the Indemnifying Party is defending any Claim actively and in good faith, the Indemnified Party will not settle the Claim. The Indemnified Party will make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any Claim, and will in other respects give reasonable cooperation in the defense.

          8.3.(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any Claim, fails to defend the Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of the Claim or consent to the entry of a judgment with respect to the Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party will thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

          8.3.(c) Indemnified Party's Rights.  Notwithstanding  anything in this
     Section 8.3, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party will have the right to defend, compromise or settle the Claim, and (ii) the Indemnifying Party will not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

     8.4 Payment.

The Indemnifying Party will promptly pay the Indemnified Party any amount due under this Section 8, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. If set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this Section 8 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party will pay the Indemnifying Party the amount that was set off and not owed together with interest from the date of set-off until the date of the payment at an annual rate equal to the average annual rate in effect as of the date of the set-off, on those three maturities of United States Treasury obligations having a remaining life, as of the date, closest to the period from the date of the set-off to the date of such judgment. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party will pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party will post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party will succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim. Buyer may not set-off any payments owed under the employment agreement with F.L. Franklin.

     8.5 Insurance Adjustment.

The indemnification obligation of an Indemnifying Party will be adjusted so as to give effect to any insurance that is collectible by the Indemnified Party with respect to the Claim or the underlying factors under any applicable policy, net of any directly related premium increases for continuation of the insurance coverage.

     8.6 Indemnification for Environmental Matters.

Without limiting the generality of the foregoing, each Shareholder, jointly and severally, agrees to indemnify, reimburse, hold harmless and defend Buyer, Buyer's affiliates and Company for, from, and against all Claims asserted against, imposed on, or incurred by any person, directly or indirectly, in connection with any pollution, threat to the environment, or exposure to, or manufacture, processing, distribution, use, treatment, generation, transport or handling, disposal, emission, discharge, storage or release of Waste that (A) is related in any way to Company's or any previous owner's or operator's ownership, operation or occupancy of the business, properties and assets owned or used by Company, and (B) in whole or in part occurred, existed, arose out of conditions or circumstances that existed, or was caused on or before the Closing.

     8.7 Limitations on Indemnification.

Except for any willful or knowing breach or misrepresentation, as to which claims may be brought without limitation as to time or amount:

          8.7.(a) Time Limitation. No claim or action will be brought under this
     Section 8 for breach of a representation or warranty after the lapse of two
     (2) years following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement:

               (i) There will be no time limitation on claims on actions brought for breach of any representation or warranty made by Shareholders or Company in or under Sections 3.1, 3.2, and 3.11(a) and Shareholders hereby waive all applicable statutory limitation periods with respect thereto.

               (ii) Any claim or action brought for breach of any representation or warranty made by Shareholders in or pursuant to Sections 3.5 or 3.10(c) may be brought at any time until the underlying obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by waiver).

               (iii) Any claim made by a party hereunder by a demand for arbitration in accordance with Section 10 hereof for breach of a representation or warranty prior to the termination of the survival period for such claim will be preserved despite the subsequent termination of such survival period.

               (iv) If any act, omission, disclosure or failure to disclosure forms the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim will not affect a party's right to make a claim based on the breach of representation or warranty still surviving.

               8.7.(b) Amount Limitation. An Indemnified Party will not be entitled to indemnification under this Section 8 for breach of a representation or warranty except to the extent that the aggregate amount of the Indemnifying Party's indemnification obligations to the Indemnified Party pursuant to this Section 8 (but for this Section 8.7.(b)) exceeds thirty-five thousand dollars ($35,000)

     8.8 No Waiver.

The closing of the transactions contemplated by this Agreement will not constitute a waiver by any party of its rights to indemnification, regardless of whether the party seeking indemnification has knowledge of the breach, violation, or failure of condition constituting the basis of the Claim at or before the Closing.

9.   CLOSING

The closing of this transaction ("the Closing") will take place on January 3, 2000 or at any other time and place as agreed to by the parties.

     9.1 Documents to be Delivered by Company and Shareholders.

At the Closing, Company and Shareholders will deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

          9.1.(a) Stock Certificate(s). A stock certificate or certificates representing the Shares, duly endorsed for transfer or with duly executed stock powers attached.

          9.1.(b) Compliance Certificate. A certificate signed by each Shareholder that each of the representations and warranties made by Shareholders and the Company in this Agreement is true and correct in all material respects, and that Company and Shareholders have performed and complied with all of Company's and Shareholders' obligations under this Agreement which are to be performed or complied with on or prior to Closing.

          9.1.(c) Employment Agreement.  The employment agreement referred to in
     Section 5.1, duly executed by the person referred to in that Section.

          9.1.(d) Certified Resolutions. Certified copies of the resolutions of the Board of Directors of Company authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

          9.1.(e) Articles; By-Laws. A copy of the By-Laws of Company certified by the secretary of Company, and a copy of the Articles of Incorporation of Company certified by the Secretary of State of the state of incorporation of Company.

          9.1.(f) General Releases. The General Releases referred to in Section 5.3, duly executed by the persons referred to in that Section.

          9.1.(g) Resignation. The resignation of Don L. Bleak as an officer and director of the Company, effective as of the Closing and in form satisfactory to Buyer's counsel.

          9.1.(h) Assignment and Consent. The Assignment of BTC Associates of all its assets to Company concurrently with the Closing.

          9.1.(i) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

          9.2 Documents to be Delivered by Buyer.

At the Closing, Buyer will deliver to Shareholders the following documents, in each case duly executed or otherwise in proper form:

               9.2.(a) Cash Purchase Price. To Shareholders, certified or bank cashier's checks (or wire transfer) as required by Section 2.2, a certified or bank cashier's check (or wire transfer) as required by
          Section 2.2.

               9.2.(b) Compliance Certificate. A certificate signed by the chief executive officer of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct, and that Buyer has performed and complied with all of Buyer's obligations under this Agreement that are to be performed or complied with on or prior to the Closing.

               9.2.(c) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

               9.2.(d) Other Documents. All other documents, instruments or writings required to be delivered to Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.

               9.2.(e) Employment Agreement. The employment agreement referred to in Section 5.1, duly executed by Company.

               9.2.(f) Note. The note referred to in Section 2.2.(b), duly executed by Buyer.


10.  RESOLUTION OF DISPUTES

     10.1 Arbitration.

Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms will be settled by binding arbitration held in Ventura, California in accordance with the Commercial Arbitration Rules of the
American Arbitration Association then in effect, except as specifically otherwise provided in this Section 10. Notwithstanding the foregoing, Buyer may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenants of any Shareholder under Section 5.2 of this Agreement, or any covenants not to compete contained in any Employment and Noncompetition Agreement delivered pursuant to Section 5.1 hereof.

     10.2 Arbitrators.

If the matter in controversy (exclusive of attorney fees and expenses) will appear, as at the time of the demand for arbitration, to exceed fifty thousand dollars ($50,000), then the panel to be appointed will consist of three neutral arbitrators; otherwise, one neutral arbitrator.

     10.3 Procedures; No Appeal.

The arbitrator(s) will allow such discovery as the arbitrator(s) determine appropriate under the circumstances and will resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) will give the parties written notice of the decision, with the reasons therefor set out, and will have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) will be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

     10.4 Authority.

The arbitrator(s) will have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

     10.5 Entry of Judgment.

Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Buyer and each Shareholder hereby submit to the in personam jurisdiction of the Federal and State courts in California for the purpose of confirming any such award and entering judgment thereon.

     10.6 Confidentiality.

          All proceedings under this Section 10, and all evidence given or discovered pursuant hereto, will be maintained in confidence by all parties.

     10.7 Continued Performance.

          The fact that the  dispute  resolution  procedures  specified  in this
     Section 10 will have been or may be invoked will not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties will continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party and to the right of setoff provided in Section 8.4 hereof.

11.  MISCELLANEOUS

     11.1 Disclosure Schedule.

The Schedules have been compiled in a bound volume (the "Disclosure Schedule"), executed by Shareholders and dated and delivered to Buyer on the this Agreement's date and five (5) business days following this Agreement's execution. Information set forth in the Disclosure Schedule specifically refers to the section of this Agreement to which information is responsive and information will not be deemed to have been disclosed with respect to any other section of this Agreement or for any other purpose. The Disclosure Schedule includes a table of contents and/or index to all of the information and documents contained therein. The Disclosure Schedule will not vary, change, or alter the language of the representations and warranties contained in this Agreement and, if the language in the Disclosure Schedule does not conform in every respect to the language of the representations and warranties, the language in the Disclosure Schedule will be disregarded and be of no force or effect.

     11.2 Further Assurance.

From time to time, at the other party's request and without further consideration, Buyer, Company and Shareholders will execute and deliver to the requesting party documents and take other action as the requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

     11.3 Disclosures and Announcements.

Announcements concerning the transactions provided for in this Agreement by Buyer, Company, or Shareholders will be subject to the approval of the other parties in all essential respects, except that approval of the Shareholders or Company will not be required as to any statements and other information which Buyer may submit to the Securities and Exchange Commission, the Nasdaq Stock Market, Inc. or Buyer's stockholders or be required to make under any rule or regulation of the Securities and Exchange Commission or Nasdaq, or otherwise required by law.

     11.4 Assignment; Parties in Interest.

          11.4.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer will, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to Shareholders hereunder.

          11.4.(b) Parties in Interest. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein will be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

          11.5 Law Governing Agreement.

This Agreement may not be modified or terminated orally, and will be construed and interpreted according to the internal laws of the State of California, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Venue shall be in the Superior Court of Ventura County.

          11.6 Amendment and Modification.

Buyer and Shareholders may amend, modify and supplement this Agreement in such manner as may be agreed upon in writing between Buyer and Shareholders.

          11.7 Notice.

All notices, requests, demands and other communications hereunder will be given in writing and will be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

               (a) If to Buyer, to:

                   U. S. Laboratories Inc.
                   7895 Convoy Court, Suite 18
                   San Diego, CA  92111
                   Attention:  President
                   Facsimile:  858 715 5810

                   (with a copy to)

                   Foley & Lardner
                   402 West Broadway, Suite 2300
                   San Diego, California 92101
                   Facsimile:  619 234 3510

or to such other person or address as Buyer will furnish to Shareholders in writing.

               (b) If to Shareholders:

                   Don L. Bleak
                   756 South Rice Road
                   Ojai, CA 93023

                   F.L. Franklin
                   7242 Mesa Circle
                   Ventura, CA 93003

                   (with a copy to)

                   Curt W. Uritz, Esq.
                   Strauss Uritz, A Professional Corporation
                   290 Maple Court, Suite 200
                   Ventura, CA 93003
                   Facsimile: (805) 644-4325

               (c) If to Company, to:

                   BTC Laboratories, Inc.
                   2978 Seaborg Avenue
                   Ventura, CA 93003
                   Attention: F.L. Franklin

In addition, any notice to Company given prior to Closing will also be given in the same manner to Shareholders; and any notice to Company given after Closing will also be given in the same manner to Buyer.

If personally delivered, such communication will be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication will be deemed delivered the next business day after transmission (and sender will bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication will be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication will be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

     11.8 Expenses.

Regardless  of  whether  or  not  the  transactions   contemplated   hereby  are
consummated:

          11.8.(a) Brokerage. Except as to Venture Management, Inc., who will be compensated by Shareholders, Shareholders and Buyer each represent and warrant to each other that there is no broker involved or in any way connected with this Agreement's transactions on their behalf respectively (and Shareholders represent and warrant that there is no broker involved on behalf of Company) and each will hold the other harmless from and against all other claims for brokerage commissions or finder's fees in connection with the execution of this Agreement or its transactions.

          11.8.(b) Expenses to be Paid by Shareholders. Shareholders will pay, and will indemnify, defend, and hold Buyer and Company harmless from and against any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

          11.8.(c) Other. Except as otherwise provided herein, each of the parties will bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

          11.8.(d) Costs of Litigation or Arbitration. The parties agree that (subject to the discretion, in an arbitration proceeding, of the arbitrator as set forth in Section 10.4) the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement will be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

          11.9 Entire Agreement.

This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

          11.10 Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          11.11 Headings.

The headings in this Agreement are inserted for convenience only and will not constitute a part hereof.

     11.12 Glossary of Terms.

The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

     Affiliate - Section 3.7. (k)
     Ancillary Instruments - Section 3.2. (a)
     Buyer's Affiliates - Section 8.1
     CERCLA - Section 3.10. (c)
     Claim - Section 8.1
     Closing Balance Sheet - 3.4
     Closing - Preamble to Section 9
     Code - Section 3.5. (d)
     Company Employees" - Section 3.15. (a)
     Disclosure Schedule - Section 11
     Employee Plans/Agreement(s) - Section 3.15. (a)
     Environmental Laws - Section 3.10. (c)
     ERISA - Section 3.15. (a)
     Government Entities - Section 3.3
     Indemnified Party - Section 8.3. (a)
     Indemnifying Party - Section 8.3. (a)
     Laws - Section 3.3
     Lien - Section 3.11. (a)
     Litigation - Section 3.9
     Orders - Section 3.3
     PBGC - Section 3.15. (b) (ii)
     Purchase Price - Section 2.1
     Recent Balance Sheet - Section 3.4
     Trade Rights - Section 3.17
     Waste - Section 3.10. (c)

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

Buyer                             Company

By:/s/ Donald Alford              By:/s/ Don L. Bleak
   -----------------                 ----------------
   Donald Alford, Vice President     Don L. Bleak, President

                                   Shareholders

                                   /s/ Don L. Bleak
                                   ----------------
                                   Don L. Bleak, Trustee of the Don L. Bleak and Victoria Y. Bleak Trust, dated June 24, 1988

                                   Victoria Y. Bleak
                                   -----------------
                                   Victoria Y. Bleak,Trustee of the Don L. Bleak and Victoria Y. Bleak Trust, dated June 24, 1988

                                   /s/ F. L. Franklin
                                   ------------------
                                   F. L. Franklin